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                                   Exhibit 11

                        Peritus Software Services, Inc.

                 Statement Re Computation of Net Income (Loss)

                                Per Common Share

                     (in thousands, except per share data)

                                                           Three Months Ended
                                                               March 31,
                                                           -------------------
                                                            1998 *      1997
                                                           ---------- --------
Net income (loss), as reported............................ $  (3,358) $    406
Redeemable stock preference items:
 Accrual of cumulative dividends on Series A and Series B
  redeemable convertible preferred stock..................        --      (233)
 Accretion to redemption value of redeemable common stock
  rights..................................................        --       (26)
                                                           ---------  --------
Total preferred stock preference items....................        --      (259)
                                                           ---------  --------
Net income (loss) attributable to common stockholders..... $  (3,358) $    147
                                                           ---------  --------
Weighted average shares outstanding--Basic................    15,985     5,888
Adjustments thereto:
 Shares attributable to common stock equivalents..........        --     2,831
                                                           ---------  --------
Weighted average shares outstanding--Diluted..............    15,985     8,719
                                                           ---------  --------
Net income (loss) per share:
 Basic.................................................... $   (0.21) $   0.02
                                                           =========  ========
 Diluted.................................................. $   (0.21) $   0.02
                                                           =========  ========

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* Restated--See Note 6 to the Unaudited Consolidated Financial Statements.